Exhibit 10.39

AIRCRAFT TIME SHARING AGREEMENT

This Aircraft Time Sharing Agreement (“Agreement”) is made as of the 6th day of May, 2024 (“Effective Date”), between Corporate Development Group LLC (“Operator”) and Innventure, LLC (“Time Sharee) (each a “Party” and collectively, the “Parties”).

WHERAS, Operator dry leases and has operational control of one (1) Embraer Executive Aircraft Inc. model EMB-505 (Phenom 300E) aircraft, bearing manufacturer’s serial number 50500658, FAA Registration N358EE (“Aircraft”);

WHEREAS, Operator employs or contracts for the services of a fully qualified flight crew to operate the Aircraft;

WHEREAS, Operator and Time Sharee desire that Operator occasionally provides Time Sharee with transportation on board the Aircraft using Operator’s flight crew on a Time Sharing basis as defined in 14 C.F.R. Section 91.501(c)(1)1 and all other applicable Federal Aviation Regulations (“FARs”), under such terms and conditions that are mutually satisfactory to the Parties.

NOW THEREFORE, in consideration of the promises and mutual covenants and undertakings herein contained, the Parties agree as follows:

Article I - LEASE AND TERM

1.1 Lease. Operator agrees to lease the Aircraft to Time Sharee on a non-exclusive basis from time to time as mutually agreed between the Parties pursuant to the provisions of FAR Section 91.501(c)(1) and to provide a fully qualified flight crew for all operations conducted under this Agreement.

1.2 Term. The term of this Agreement (“Term”) shall commence on the first date set forth above, and last for a period of one (1) year and, thereafter, this Agreement shall automatically renew on a month-to-month basis; provided that either Party may terminate this Agreement at any time upon thirty (30) days written notice to the other Party.

Article II - RENTAL AND EXPENSES

2.1 Flight Expenses. Time Sharee agrees to pay to Operator, for each flight conducted under this Agreement, an amount equal to the actual expenses of each specific flight including the actual expenses of any “deadhead” flights made for Time Sharee, as authorized by FAR Section 91.501(d). These expenses include:

2.1.1 Fuel, oil, lubricants, and other additives;

2.1.2 Travel expenses of the crew, including food, lodging, and ground transportation;

2.1.3 Hangar and tie-down costs away from the Aircraft’s base of operations;

2.1.4 Insurance obtained for the specific flight;

1 An arrangement whereby a person or entity uses its airplane and crew to provide air transportation services to another person, and no charge is made for the flights conducted under that arrangement in excess and other than those specified in paragraph (d) of section 91.501.

2.1.5 Landing fees, airport taxes, and similar assessments;

2.1.6 Customs, foreign permit, and similar fees directly related to the flight.

2.1.7 In flight food and beverages;

2.1.8 Passenger ground transportation;

2.1.9 Flight planning and weather contract services;

2.1.10 An additional charge equal to 100% of the expenses listed in Section 2.1.1 of this section.

2.2 Billing. Operator will pay all expenses related to the operation of the Aircraft when incurred, and will provide an invoice and bill Time Sharee for the expenses enumerated in Section 2.1 on the last day of the month in which any flight or flights for account of Time Sharee occur, or at any other time convenient for Operator. Time Sharee shall pay Operator said expenses within fifteen (15) days of receipt of the invoice and bill therefor.

2.3 Federal Excise Tax. In addition to the amounts set forth above, Federal Excise Tax may be imposed on the amounts paid for taxable transportation of persons. Operator shall include on each invoice, and Time Sharee shall include with each invoice payment, any Federal Excise Tax due for each flight. Operator shall be responsible for collecting, reporting, and remitting such tax to the U.S. Internal Revenue Service. As of the date of this Agreement, this tax amount currently consists of a 7.5% tax imposed on the amounts paid and a per leg segment fee plus a per passenger fee.

Article III - SCHEDULING AND USE

3.1 Scheduling Requests. Time Sharee shall provide Operator with requests for flight time and proposed flight schedules as far in advance of any given flight as possible, and in any case, at least twenty-four (24) hours prior to Time Sharee’s planned departure. Requests for flight time shall be in a form, whether written or oral, mutually convenient, and agreed to by the Parties. Time Sharee shall provide at least the following information for each proposed flight prior to scheduled departure:

3.1.1 Proposed departure point;

3.1.2 Destination including any intermediate requested stops;

3.1.3 Date and time of flight;

3.1.4 Names of all passengers;

3.1.5 Nature and extent of luggage;

3.1.6 The date and time of a return flight; and

3.1.7 Any other information concerning the proposed flight that may be pertinent or required by Operator or Operator’s flight crew.

3.2 Final Authority. Operator shall have final authority over scheduling of the Aircraft, provided, however, that Operator will use reasonable efforts to resolve any conflicts in scheduling. Operator does not guarantee the availability of the Aircraft for Time Sharee in any manner, and shall have no liability whatsoever to Time Sharee for the unavailability of the Aircraft for any reason or refusal to fly a flight requested by Time Sharee.

3.3 Use Limitations & Legal Compliance. Use of Aircraft by Time Sharee shall be for Time Sharee’s own account and shall be subject to the use limitations set forth in FAR Sections 91.501 and 91.321. Time Sharee is hereby expressly prohibited from using the Aircraft for the transportation of passengers or cargo for compensation or hire. During the term of this Agreement, Time Sharee will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the use of the Aircraft by Time Sharee.

3.4 No Liens. Time Sharee shall not incur any mechanics or other lien in connection with the use, inspection, maintenance, or storage of Aircraft, nor shall Time Sharee attempt to convey, mortgage, assign, lease, or in any way alienate the Aircraft or create any kind of security interest involving the Aircraft or do anything or take any action that might mature into such a lien.

3.5 Decorum. The Parties acknowledge and agree that the Aircraft, its use, and the behavior of individuals on the Aircraft will at all times be indicative and consistent with the professional nature and behavior that Time Sharee’s business and other professional activities are conducted. As such, all of Time Sharee’s passengers shall act courteously and professionally at all times when using the Aircraft.

Article IV - OPERATIONAL CONTROL

4.1 Operational Control. At any time during which a flight is made by or on behalf of Time Sharee under this Agreement, Operator shall have possession, command, and control of the Aircraft. Operator shall have complete and exclusive responsibility for (i) scheduling, dispatching, and flight of the Aircraft, (ii) the physical and technical operation of the Aircraft, and (iii) the safe performance of all flights. Operator shall have operational control of the Aircraft for all purposes of the FARs including as defined in FAR Section 1.1. Notwithstanding the foregoing, the pilot-in-command of each flight shall have the final authority with respect to: (i) the initiation or termination of any flight, (ii) selection of the routing of any flight, (iii) determination of the load to be carried, and (iv) all decisions relating to the safety of any flight. The Parties further agree that Operator shall not be liable for delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason.

4.2 Maintenance. Operator shall be solely responsible for securing maintenance, preventative maintenance, and required or otherwise necessary inspections of the Aircraft. The Aircraft shall be inspected, and maintained in an airworthy condition, in accordance with applicable rules and regulations of FAR Part 91 during the term of this Agreement. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft for Time Sharee. This pilot-in-command of the Aircraft shall have final and complete authority to cancel any flight for any reason or condition that in his or her judgement would compromise the safety of the flight.

4.3 Insurance. Operator shall, at its own expense, maintain in effect, during the term of this Agreement, insurance covering the Aircraft with respect to such risks and in such amounts and with such deductibles and other terms as determined by Operator in its sole discretion. In addition, Operator shall maintain comprehensive public liability and property damage insurance with respect to such risks and in such amounts and with such deductibles and other terms as determined by Operator in its sole discretion. Operator shall not cancel or alter said insurance without at least 30 calendar days’ written notice to Time Sharee. Time Sharee or Time Sharee’s agents shall not take any action that might invalidate or suspend such insurance. Such insurance shall be primary as to Operator with Time Sharee being an additional insured (as evidenced by a certificate of insurance) and shall waive all right of subrogation as to Time Sharee and its directors, managers, members, shareholders and/or agents. Notwithstanding the foregoing and subject to Section 2.1.4 and the limitations of FAR Section 91.501(d), Time Sharee shall reimburse Operator for the cost and expense of any additional insurance obtained for any specific flight.

4.4 Risk of Loss. Operator assumes and shall bear the entire risk of loss, theft, confiscation, damage to, or destruction of the Aircraft from any cause whatsoever.

Article V - DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

5.1 NEITHER PARTY makes ANY warranties, whether expressed or implied, including, but not limited to, any warranty of merchantability or fitness for a particular purpose with respect to the services to be performed hereunder or the use of the Aircraft. NEITHER PARTY shall be liable for any special, incidental, indirect or consequential damages or for lost profits or revenues in connection with the furnishing or performance of the services to be performed hereunder or use of the Aircraft, in the absence of gross negligence or willful misconduct on its part or that of its officers, employees or agents. eACH PARTY’S liability for any damages, claims, actions or causes of action arising, directly or indirectly, in connection with this Agreement or as a result of the use of the Aircraft by Time Sharee, or the services provided hereunder, is strictly limited to an amount not to exceed twelve (12) months’ average aggregate billing in any one calendar year to Time Sharee for services provided during such calendar year.

Article VI - MISCELLANEOUS

6.1 Entire Agreement. This Agreement is the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior written agreements and understandings between the Parties with respect to the subject matter hereof. No agreements, representations, or warranties other than those specifically set forth herein shall be binding on either Party unless in writing signed by both Parties.

6.2 Amendments and Non-Waiver. The provisions of this Agreement may not be waived, altered, modified, amended, supplemented, or terminated in any manner whatsoever except by a written instrument signed by both Parties. No delay or failure by either Party to exercise any right under this Agreement shall constitute a waiver of that or any other right hereunder and any waiver of the terms hereof shall be effective only in the specific instance for the specific purpose given.

6.3 Notices. Unless otherwise expressly provided by law or herein, all notices, instructions, demands and other communications hereunder shall be in writing and shall be delivered to the Parties at their addresses listed on the signature page. They shall be deemed to have been duly given or made when delivered personally, or transmitted by electronic mail (provided that a transmission error message is not received by sender), or in the case of documented courier delivery service or registered or certified mail, return receipt requested, United States Postal Service postage prepaid, on the date shown on the receipt therefor. Copies shall also be provided to the following representatives (which shall not constitute notice):

If To Operator: Corporate Development Group LLC 14355 80th Ave Sebastian, FL 19934 Attn: John Scott email: [***]	If To Time Sharee: Innventure LLC 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827 Attn: Dave Yablunosky email: [***]

6.4 Governing Law/Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Florida. The Parties hereby submit to the exclusive jurisdiction and venue of any court (federal, state, or local) having situs within the State of Florida and submit there to personal jurisdiction and waive any defenses thereto, including but not limited to forum non conveniens.

6.5 Captions. The captions used in this Agreement are solely for convenience of reference and do not form part of this Agreement.

6.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

6.7 Assignment Neither Time Sharee nor Operator shall assign, transfer, pledge or otherwise hypothecate this Agreement, the Aircraft, or any rights hereunder at any time without the other Party’s prior written consent. Any assignment in violation of this section shall be void and of no effect.

6.8 No Third Party Beneficiaries. No person, other than the Parties expressly named herein, is intended to be a beneficiary of any provisions of this Agreement.

6.9 Attorneys’ Fees. In any action or proceeding brought by any Party against the other arising under or in connection with this Agreement, the prevailing Party shall be entitled to an award of its reasonable attorneys’ fees in addition to other allowable costs.

6.10 No Partnership. Nothing herein shall in any was create any association, partnership or joint venture relationship between the Parties or be construed to evidence the intention of the Parties to constitute such. Operator and Time Sharee shall be considered independent contractors under this Agreement.

6.11 Confidentiality. The terms and conditions of this Agreement, and all writings, discussions, and negotiations in connection with the transaction contemplated by this Agreement (including the fact that discussions and negotiations have been conducted by the Parties), shall remain strictly confidential and shall not be disclosed by either Party, without the prior written consent of the other Party, except as required by applicable law, rule or regulation and except that each Party shall be entitled to disclose the terms and conditions of this Agreement to such Party’s attorneys, accountants, consultants, and other advisors performing services for such Party with respect to or affected by the transaction contemplated by this Agreement.

Article VII - TRUTH IN LEASING

The purpose of this Article VII is to comply with FAR Section 91.23 entitled “Truth in Leasing.” The Operator shall carry onboard the Aircraft a copy of this Agreement at any time the Aircraft is being operated by Operator on Time Sharee’s behalf.

(a) DURING THE TWELVE (12) MONTHS PRECEDING THE EXECUTION OF THIS AGREEMENT, THE AIRCRAFT HAS BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE PROVISIONS OF FAR PART 91 AND ALL APPLICABLE REQUIREMENTS FOR THE MAINTENANCE AND INSPECTION THEREUNDER HAVE BEEN MET. OPERATOR CERTIFIES THAT THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED UNDER FAR PART 91 FOR OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(b) OPERATOR UNDERSTANDS AND CERTIFIES THAT IT IS RESPONSIBLE FOR “OPERATIONAL CONTROL” OF THE AIRCRAFT WHEN THE AIRCRAFT IS OPERATED PURSUANT TO THIS AGREEMENT, AND OPERATOR UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FARs.

(c) OPERATOR AND TIME SHAREE UNDERSTAND THAT AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

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IN WITNESS WHEREOF, the undersigned Parties have caused this Aircraft Time Sharing Agreement to be executed, delivered and effective as of the date of the final signature below.

Operator: Corporate Development Group LLC	Time Sharee: INNVENTURE, LLC

By:	By:

Name: John Scott	Name: Dave Yablunosky

Title: Manager	Title: Chief Financial Officer

Date:	Date: